Exhibit 99.1

	Teleflex®		NEWS

155 South Limerick Road, Limerick, PA 19468 USA • Phone 610-948-5100 •

Fax 610-948-0811

	Contact:	Julie McDowell Vice President

Corporate Communications

610-948-2836

FOR IMMEDIATE RELEASE October 20, 2004

TELEFLEX REPORTS THIRD QUARTER 2004 RESULTS
14% Revenue, 29% Cash Flow Growth in the Quarter

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today reported revenues in the third quarter ended September 26, 2004 increased 14 percent to $625.8 million compared to $550.9 million for the year-ago quarter. Net income in the quarter was $17.5 million, a 4 percent decline from $18.2 million in the prior year and diluted earnings per share were 43 cents compared to 45 cents in the prior year. Current quarter results include a benefit of 5 cents per share from a lower effective tax rate in the quarter due to the release of tax reserves and a loss of 1 cent per share related to the sale of two small product lines in the Commercial and Aerospace segments.

Revenues in the first nine months of 2004 were $1.9 billion, a 14 percent increase compared to $1.7 billion last year. Net income in the first nine months was $81.1 million compared to $79.3 million for the same period in 2003. Diluted earnings per share were $2.00 compared to $1.99 per share for the same period a year ago. Results for the first nine months of both the current and prior year included a gain of 6 cents per share and 5 cents per share respectively from gains associated with portfolio rationalization.

“The fundamentals of our business are strong,” said Jeffrey P. Black, president and chief executive officer of Teleflex. “Revenues increased 14 percent. Orders for the company overall were up 29 percent with Aerospace Segment orders increasing substantially over last year’s third quarter. Cash flow from operations for the quarter was $68.8 million, up 29 percent in the quarter and 19 percent year-to-date. Our cash management performance enabled us to reduce the net debt to capital ratio to 38 percent by the end of the quarter, compared to 40 percent immediately following the acquisition of HudsonRCI. With this strong balance sheet we have the foundation to invest and grow in the future.”

Mr. Black added, “For the quarter, businesses representing 90 percent of our revenues delivered solid performances. The Medical Segment again had double-digit gains with solid core growth and good progress on the integration of HudsonRCI. Aerospace Segment operating results improved significantly

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despite continued weakness in Industrial Gas Turbine Services. However, in the Commercial Segment,
increasing pressure on our Tier 1 automotive pedal systems and alternative fuel systems businesses resulted in losses in these businesses during the quarter. While the marine and industrial businesses in the Commercial Segment generally performed well, the losses in the automotive businesses caused a decline in operating profit for the Commercial Segment overall. These operating losses, combined with a loss in our Aerospace Segment’s Industrial Gas Turbine product line, amounted to $17 million in the quarter.”

Teleflex is taking actions to improve the financial results arising from underperforming businesses in part through aggressive cost saving initiatives. Costs associated with these actions and other one-time costs incurred in these businesses in the quarter were $3.3 million. The company expects costs related to these actions in the fourth quarter to be in the range of $1.2 to $2.5 million. At the end of the quarter, Teleflex completed the divestiture of two product lines in the Tier 1 automotive and Industrial Gas Turbine Services businesses that had combined annualized revenues of $4 to $5 million.

Regarding outlook for the year, the company noted that in the fourth quarter a slight moderation in the level of topline growth may result in part from portfolio changes this year. At the same time the company expects margin improvement. Overall, strength in other businesses is expected to be somewhat offset by continued weakness in the automotive pedal systems business and Industrial Gas Turbine product line. Given the current trends across its businesses, Teleflex now expects earnings per share for the year in the range of $2.64 to $2.74 reflecting the tax benefit in the third quarter. Teleflex is continuing its portfolio evaluation initiative and is evaluating strategic alternatives for certain businesses under review. While some transactions could be completed before year-end, this outlook does not include any gains, losses or costs associated with the termination of operations, further restructuring programs or divestitures.

Third Quarter Business Segment Results

For the third quarter, revenues increased in the Commercial and Medical segments. Revenue growth of 14 percent in the quarter consisted of 3 percent from core growth, 3 percent from currency translation and 8 percent from acquisitions net of dispositions.

Commercial Segment revenues consisted of 7 percent from core growth, 3 percent from currency translation and a negative impact of 4 percent from acquisitions net of dispositions. Medical Segment revenues consisted of 5 percent from core growth, 5 percent from currency translation and 37 percent from acquisitions, principally HudsonRCI. Aerospace reported a 6 percent decline in core growth as the company discontinued certain types of services and a 1 percent increase from favorable currency translation.

For the quarter, Commercial Segment sales were $295.2 million, an increase of 6 percent over the same period last year. Automotive sales declined as a result of price reductions and product mix particularly in the pedal systems business, despite increased sales of shifters and guide controls in

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Europe. This decline was more than offset by double-digit revenue gains in the Marine and Industrial product lines. Marine sales increased on higher volume for marine steering and other OEM products despite softer September sales in the marine aftermarket related to hurricane disruption in the United States. Industrial sales increased as a result of prior year acquisitions and higher volume for a range of industrial products. Commercial Segment operating profit overall declined compared with the third quarter of 2003, primarily as a result of the factors adversely impacting sales in the Automotive product line and to a lesser extent, an automotive program cancellation in the North American alternative fuel systems business. In addition, Commercial Segment operating profit was negatively impacted by costs associated with actions underway to improve the financial results of these underperforming businesses.

Medical Segment sales rose to $204.8 million, an increase of 47 percent compared to the prior year. Health Care Supply reported higher sales primarily as a result of the acquisition of HudsonRCI completed early in the quarter and strong core growth in sales of new products in Europe and specialty devices for the OEM market in North America. Surgical Devices sales improved on core growth in sales of new products, instruments, and OEM specialty devices despite a modest decline in sales of some surgical devices in North America. Medical Segment operating profit gained 45 percent related to acquisitions in Health Care Supply and overall higher volume in Surgical Devices. Operating profit in the quarter was negatively impacted by $3.2 million of inventory revaluation costs associated with the acquisition of HudsonRCI.

Aerospace Segment sales were $125.8 million, a decline of 5 percent when compared to the prior year. Higher volume in Repair Services and Manufactured Components partially offset a decline in sales of Cargo Systems and in the Industrial Gas Turbine Services line which can be attributed to the phase out of services earlier this year. Operating profit for the Aerospace Segment increased compared to the prior year with margin improvement in Cargo Systems and Repairs and reduced losses in the Industrial Gas Turbine product line.

As previously announced, Teleflex will comment on third quarter 2004 results on a conference call to be held Thursday, October 21, at 10:00 a.m. (EDT). The call and accompanying slides will be available live and archived on the company’s web site at www.teleflex.com. An audio replay will be available from October 21 until October 26 by calling 888-286-8010 (US/Canada) or 617-801-6888 (International), passcode # 56831934.

Teleflex At A Glance:

Teleflex is a diversified industrial company with annual revenues of more than $2.5 billion. The company designs, manufactures and distributes quality engineered products and services for the aerospace, medical, automotive, marine and industrial markets worldwide. Teleflex employs more than 21,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex, including a recent archived conference call with analysts and investors, can be obtained from the company’s website on the Internet at www.teleflex.com.

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Caution Concerning Forward-looking Information:
Statements in this news release, other than historical data, are considered forward-looking statements under the federal securities laws including the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that may cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commission filings including the company’s most recent Form 10-K.

Notes:
On March 2, 2004 the company announced that it had been notified that a jury had rendered a verdict against one of its subsidiaries in a trademark infringement case in the amount of $2.6 million as “reasonable royalties” and an additional $32.2 million as “unjust enrichment.” Judgment was not entered on the verdict and the trial judge has reserved judgment on the matter. Under applicable Federal trademark law, the trial judge has the discretion to determine whether and in what amount an award for unjust enrichment will be made. As of October 20, 2004, no judgment had been entered on this matter. The company cannot predict when judgment will be entered in this case, nor predict what amount, if any, may be awarded for unjust enrichment.

For more information please refer to the company’s 2003 Form 10-K and annual report to shareholders available at www.teleflex.com.

The figures are as follows:

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

			Percent
Three Months Ended	September 26, 2004	September 28, 2003	Change
Sales Commercial Products	$295,153,000	$279,241,000	6%
Medical Products	204,824,000	139,644,000	47%
Aerospace Products	125,785,000	131,965,000	(5%)

Total	$625,762,000	$550,850,000	14%
Operating Profit Commercial Products	$7,896,000	$15,815,000	(50%)
Medical Products	30,465,000	20,992,000	45%
Aerospace Products	___3,519,000	469,000	650%

Total	$41,880,000	$37,276,000	12%
Less:
Corporate expenses	7,585,000	5,387,000	41%
Loss on sale of businesses and assets	563,000	—	—

Income before interest and taxes	33,732,000	31,889,000	6%
Interest expense	12,590,000	6,580,000	91%

Income before taxes	21,142,000	25,309,000	(16%)
Taxes on income	3,649,000	7,087,000	(49%)

Net income	$17,493,000	$18,222,000	(4%)

Earnings per share Basic	$.43	$.46	(7%)
Diluted	$.43	$.45	(4%)
Average shares outstanding Basic	40,273,000	39,655,000
Diluted	40,414,000	40,072,000

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CONDENSED CONSOLIDATED STATEMENT OF INCOME (continued)
(Unaudited)

			Percent
Nine Months Ended	September 26, 2004	September 28, 2003	Change
Sales Commercial Products	$1,004,979,000	$897,257,000	12%
Medical Products	513,669,000	387,468,000	33%
Aerospace Products	398,543,000	390,291,000	2%

Total	$1,917,191,000	$1,675,016,000	14%
Operating Profit Commercial Products	$70,767,000	$77,847,000	(9%)
Medical Products	79,869,000	61,615,000	30%
Aerospace Products	553,000	4,322,000	(87%)

Total	$151,189,000	$143,784,000	5%
Less:
Corporate expenses	20,673,000	15,423,000	34%
Gain on sale of businesses and assets	(4,520,000)	(3,068,000)	—

Income before interest and taxes	135,036,000	131,429,000	3%
Interest expense	25,510,000	19,755,000	29%

Income before taxes	109,526,000	111,674,000	(2%)
Taxes on income	28,396,000	32,376,000	(12%)

Net income	$81,130,000	$79,298,000	2%

Earnings per share Basic	$2.02	$2.01	—
Diluted	$2.00	$1.99	1%
Average shares outstanding Basic	40,153,000	39,547,000
Diluted	40,470,000	39,870,000

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 26, 2004	December 28, 2003
Assets Current assets Cash and cash equivalents	$102,580,000	$56,580,000
Accounts receivable, net	489,731,000	478,433,000
Inventories	452,738,000	443,145,000
Prepaid expenses	28,308,000	28,029,000

	1,073,357,000	1,006,187,000
Property, plant and equipment, net	665,391,000	667,619,000
Goodwill	506,645,000	289,644,000
Intangibles and other assets	245,193,000	111,868,000
Investments in affiliates	22,698,000	35,295,000

	$2,513,284,000	$2,110,613,000

Liabilities and shareholders’ equity Current liabilities Current borrowings	$112,891,000	$226,103,000
Accounts payable and accrued expenses	375,106,000	343,935,000
Income taxes payable	50,295,000	42,633,000

	538,292,000	612,671,000

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CONDENSED CONSOLIDATED BALANCE SHEET (continued)
(Unaudited)

	September 26, 2004	December 28, 2003
Liabilities and shareholders’ equity Long-term borrowings	688,176,000	229,882,000
Deferred income taxes and other	154,956,000	205,758,000

	1,381,424,000	1,048,311,000
Shareholders’ equity	1,131,860,000	1,062,302,000

	$2,513,284,000	$2,110,613,000

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

Nine Months Ended	September 26, 2004	September 28, 2003
Cash flows from operating activities:
Net income	$81,130,000	$79,298,000
Gain on sale of businesses and assets	(4,520,000)	(3,068,000)
Depreciation and amortization	88,372,000	79,112,000
Net change in balance sheet accounts	20,302,000	23,000

	185,284,000	155,365,000

Cash flows from financing activities:
Proceeds from new borrowings	495,300,000	—
Reduction in long-term borrowings	(51,443,000)	(21,109,000)
(Decrease) increase in current borrowings and demand loans	(115,830,000)	28,288,000
Stock compensation plans	12,734,000	3,786,000
Dividends	(25,495,000)	(22,937,000)

	315,266,000	(11,972,000)

Cash flows from investing activities:
Expenditures for plant assets	(43,928,000)	(67,476,000)
Payments for businesses acquired	(458,273,000)	(74,436,000)
Proceeds from the sale of businesses and assets	43,831,000	4,728,000
Investments in affiliates and other	3,820,000	(4,150,000)

	(454,550,000)	(141,334,000)
Net increase in cash and cash equivalents	46,000,000	2,059,000
Cash and cash equivalents at the beginning of the period	56,580,000	44,494,000

Cash and cash equivalents at the end of the period	$102,580,000	$46,553,000

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Notes on Financial Measures (Unaudited):

Net debt to capital

	September 26, 2004	December 28, 2003
Net debt includes:
Current borrowings	112,891	226,103
Long-term borrowings	688,176	229,882

Total debt	801,067	455,985
Less: cash and cash equivalents	102,580	56,580

Net debt	698,487	399,405
Capital includes:
Net debt	698,487	399,405
Shareholders’ equity	1,131,860	1,062,302

Capital	1,830,347	1,461,707
Percent of net debt to capital	38%	27%

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